Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation of Ratios of Earnings to Fixed Charges

                        (In millions except ratio data)



                                          Three Months
                                             Ended                                 Years Ended December 31
                                            March 31       ------------------------------------------------------------------------
                                             1995            1994            1993           1992            1991             1990
                                           --------        --------        --------        -------        --------         --------

Income Before Taxes
  and Cumulative Effect
  of Accounting Changes ..............     $1,095.8        $4,415.2        $3,102.7        $3,563.6        $3,166.7        $2,698.8

Add:
  One-third of rents .................          9.4            36.0            35.0            34.0            31.1            26.5
  Interest expense, net ..............         12.0            96.0            48.0            23.6            26.0            51.9
                                           --------        --------        --------        --------        --------        --------

    Earnings .........................     $1,117.2        $4,547.2        $3,185.7        $3,621.2        $3,223.8        $2,777.2
                                           ========        ========        ========        ========        ========        ========

One-third of rents ...................     $    9.4        $   36.0        $   35.0        $   34.0        $   31.1        $   26.5
Interest expense .....................         22.1           124.4            84.7            72.7            68.7            69.8
                                           --------        --------        --------        --------        --------        --------
    Fixed Charges ....................     $   31.5        $  160.4        $  119.7        $  106.7        $   99.8        $   96.3
                                           ========        ========        ========        ========        ========        ========

Ratio of Earnings to Fixed Charges ...           35              28              27              34              32              29
                                                 ==              ==              ==              ==              ==              ==



For purposes of computing these ratios, "earnings" consist of income before taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rent), and interest expense, net of amounts capitalized. "Fixed charges" consist of one-third of rents and interest expense as reported in the Company's consolidated financial statements.